Exhibit 99

Farmers & Merchants Bancorp Announces an
 Increase in the Mid-Year Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp declared a mid-year cash dividend of $6.20 per share, a 5.1% increase over the $5.90 per share paid in June of 2012. The cash dividend will be paid on July 1, 2013, to shareholders of record on June 10, 2013. When combined with the cash dividend paid last December, the annual cash dividend over the past year totaled $12.40.  Kent Steinwert, Chairman, President and CEO noted, “The Board is extremely pleased with the Company’s full year 2012 and first quarter 2013 financial results and unanimously approved the cash dividend. While many banks continue to limit their dividend payouts as a result of the continuing difficult economic environment, this is the fifteenth consecutive year that Farmers & Merchants Bancorp increased the mid-year cash dividend.”

Farmers & Merchants Bancorp earned net income of $6.3 million for the quarter ending March 31, 2013. Earnings per share of common stock outstanding for the first quarter were $8.04, up from $7.94 for the first quarter of the prior year. Return on average assets for the quarter was 1.28% and return on average equity was 12.04%.

Steinwert continued, “Despite continuing pressures on the industry’s net interest margin, we are very pleased with the Company’s first quarter 2013 financial performance.  Additionally, at March 31, 2013 the Company’s total risk based capital ratio was 15.12%, and non-performing loans totaled only 0.77% of total loans, both measures compare favorably to other banks in our geographic region.”

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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes and financial and regulatory policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.